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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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      [ ]   Confidential, For Use of the Commission Only (as permitted by
            14a-6(e)(2))

      [x]   Definitive additional materials

      [ ]   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              NYMEX HOLDINGS, INC.
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                (Name of Registrant as Specified in Its Charter)



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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Hello. My name is Jim Mindling, and I've been a member of NYMEX since 1980. I'm running for the board in the equity category...And I'd like to talk to you as someone who is willing to speak out with conviction and independence...someone who is thoughtful and willing to listen.


I want you to know that I recognize the ideas and values of our stockholders, and all those who are responsible for the success of our corporation, including the floor traders...who provide the liquidity... and the member firms...who bring in the business and clear the trades.

I believe I have the advantage and perspective of a varied business background, which includes the Futures Industry, as well as experience outside of our industry. I think this gives me a broad perspective on our long term needs.

I started as a floor trader in 1980. Since then, I have become convinced that the future success of our franchise depends upon our integrating existing open outcry with new products and technologies, products based upon our current successful contracts...to increase customer participation.

I do not just want to maintain market share. I want our Exchange to use all of these products, ideas and technologies to increase market share.





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Now the new contracts we have introduced have not been particularly successful.
Exchange open interest and customer volume is not growing. You might say--volume is up...but that is due mainly to increased local trading.

WE HAVE TO OPEN UP THE TENT AND LET IN EVERY CUSTOMER...Let me give you an example. In the last 10 years, NYSE volume has tripled. The number of people watching stocks trade "live" has quintupled---5 times!...NYMEX absolutely has to match this performance, or come close.

I also believe we need an established, regular procedure for keeping the shareholders clearly informaed as to the agenda and decisions of the NYMEX Board, and the Executive Committee, to the extent possible...This is far better than rumor, innuendo and 2nd hand information.

I want to serve the entire NYMEX community, and I believe that my experience in marketing, business development and management will offer a valuable added perspective toward that end.

And I look forward to your support and input. Thank you.